                                                                  EXHIBIT 10.12
                          ASSETS PURCHASE AGREEMENT

     THIS ASSETS PURCHASE AGREEMENT is made and entered into on the 29th day of April, 1994 between (1) Royce Thompson Electric Limited (Company No. 603622) ("RTE"), (2) Grebe Plastics Limited (Company No. 1172956) ("Grebe") and (3) Pacific Scientific Hiac-Royco Limited (Company No. 1943245) ("Purchaser").

                                    RECITALS

     A. RTE and Grebe (each a "Seller" and together "Sellers") are engaged in the business of manufacturing and selling electrical equipment for the control of street lighting and other lighting which is carried on at RTE's plant in Birmingham, England (the "Business").

     B. The Guarantors own the majority of the issued shares in the capital of RTE and at the request of the Purchaser have agreed to guarantee certain obligations of each Seller under certain of the Acquisition Agreements. Pacific Scientific Company ("Pacific Scientific") is the Purchaser's ultimate holding company and at the request of the Sellers has agreed to guarantee the obligations of the Purchaser under the Acquisition Agreements.

     C. Each Seller desires to sell and assign to the Purchaser, and the Purchaser desires to acquire from it, its assets relating to or used in connection with the Business which are described herein with a view to maintaining the Business as a going concern on the terms and subject to the conditions set forth in this Agreement.

     THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, each Seller and the Purchaser agree as follows:


                                  ARTICLE I


                                  DEFINITION


        As used in this Agreement, the following terms shall have the meanings ascribed to them in, or otherwise be interpreted in accordance with, this
Article 1:

        1.1 Accounting Terms. Unless expressly stated otherwise herein, any accounting term used in this Acquisition Agreement shall have the meaning such term has pursuant to GAAP.

        1.2 Accounting Policies means the accounting practices, principles and policies used and applied in the preparation of the January Balance Sheet and which are set out on Schedule 1.36.

        1.3 Acquisition Agreements means this Agreement and all other documents and agreements required to be executed or delivered by the Purchaser or either Seller or Pacific Scientific or the Guarantors pursuant to the provisions of this Agreement or any other Acquisition Agreement (including to avoid doubt the Lease, the Pacific Scientific Guarantee and the Guarantors' Guarantee).

        1.4 Agreement means this Assets Purchase Agreement, together with all Exhibits and Schedules referred to herein.

        1.5     Assets.  See Section 2.2.

        1.6     Assumed liabilities.  See Section 3.3.

        1.7 Bank Debt means the sum of L144,882.34 being the total amount due or owing to Griffin Factors Limited by either of the Sellers as at the Closing Date and as certified by Griffin Factors Limited pursuant to Section 5.1(k).

        1.8 Books and Records means all files, papers, literature, personnel records of Employees, catalogues, manuals, drawings and designs, sales and purchase order records, business plans, books of account, books and records (other than books and records relating to directors' and shareholders' meetings and statutory books) and, to the extent transferable to the Purchaser, copies of computer programs and software including copies of the "source code" and "object code" thereof and all manuals and documentation therefor related to the Business or Assets.

        1.9 Cash means all cash belonging to each of the Sellers which is in hand or at bank as at the Closing Date (and shall include for the avoidance of doubt amounts represented by cheques or other remittances the receipt of which has been entered in the books of either of the Sellers but which are unbanked or which have not been cleared through either of the Sellers' bank accounts as at the Closing Date).

        1.10    Closing means the occurrence of the events contemplated by
Article VII of this Agreement.

        1.11 Closing Date means 10am April 29, 1994, or such other time and/or date as the parties may (prior thereto) agree in writing, upon which the Closing shall occur.

        1.12 Consent(s) means the consents, licences, approvals or novations of all individuals, corporations, partnerships, govermmental agencies and other entities whose consent, licence or approval is required for the execution, delivery or performance of any Acquisition Agreement or for the transfer to the Purchaser of the rights and obligations of either Seller under the Required Consent Contracts or for the Purchaser to carry on the Business after the Closing Date substantially in the same manner as it is now being carried on.

        1.13 Consultancy Agreement means the consultancy agreement between Purchaser and Chester Royce Balch as set forth on Exhibit B.

        1.14 Contract Rights means all rights of either Seller under the Contracts.

        1.15 Contracts means all oral or written contracts, purchase orders and customer orders, leases, operating leases, capital leases, licence agreements and other agreements, orders and engagements (whether with customers or suppliers) relating to or used in connection with the Business to which either Seller is, or on the Closing Date will be, a party and which are to be performed, satisfied or discharged on or after the Closing (including, to avoid doubt, the Required Consent Contracts).

        1.16 Debtors means all the book and other debts owed to either Seller relating to the Business at the Closing Date including (but not limited to) the invoice value of goods delivered but not invoiced and trade and other bills all such book and other debts outstanding as of March 31, 1994 being listed on Schedule 1.16) but excluding any amounts owing to RTE by Grebe on any account and vice versa.

        1.17 Determination means in relation to any claim for indemnification pursuant to Section 9, (a) a judgment by a court where no appeal has been made therefrom within the time allotted for so appealing or (as the case may be) any final written judgement of any appeal court or (b) the unconditional agreement in writing between the indemnitee and the indemnitor for the settlement of any such claim or (c) where the claim arises in respect of Net Book Value under
Section 8.1, the determination of Net Book Value in accordance with that Section.

        1.18 Employee Benefits means all employment contracts, whether oral or written, and all other agreements or arrangements providing for remuneration or benefits (including but not limited to pension and life assurance benefits) to employees or former employees of either Seller or for which either Seller has responsibility, listed on Schedule 1.18.

        1.19 Employees means the persons employed by either Seller particulars of whom are set forth on Schedule 1.19.

        1.20 Employment Agreements means the agreements to be entered into by the Purchaser and Lawrence Willetts and Timothy Martin Surman respectively on Closing in the form attached as Exhibit C.

        1.21 Environmental law(s) means all environmental laws, statutes, rules, regulations, orders and ordinances, as amended, including but not limited to those regulating the emission or discharge of pollutants or those pertaining to the storage of petroleum or other regulated substances in underground storage tanks and to the generation, use, handling, treatment, storage, sampling, transport, cleanup, decontamination or disposal of any Hazardous Materials, and those regarding releases or threatened releases of Hazardous Materials into the environment.

        1.22 Environmental Liability of the Sellers means any liability or obligation of the Business or either of the Sellers or of any other person under any Environmental Law or under any common law with respect to the environment (other than an Environmental Liability of the Purchaser) which shall include, without limitation, (i) any liability or obligation for the disposal, removal, cleanup or containment by either of the Sellers or any of their respective agents or affiliates or of any other person of Hazardous Materials on or under the Property which arises from any acts, omissions or defaults which occurred on or before the Closing Date and (ii) any liability or obligation arising from the discharge, see page or other release of any Hazardous Material on or under the Property which occurs naturally or is caused by either of the Sellers or any of their respective agents or affiliates or any other person on or before the Closing Date.

        1.23 Environmental liability of the Purchaser means any liability or obligation of the Business or of the Purchaser under any Environmental Law or under any common law with respect to the environment which arise from the discharge, release or abandonment by the Purchaser after the Closing Date of Hazardous Materials on or under the Property and for the disposal, removal, cleanup or containment thereof (it being acknowledged and agreed that any change or increase after the Closing Date in the types or quantities of any Hazardous Material present, on or under the Property shall not by itself demonstrate or establish that a discharge, release or abandonment by the Purchaser of Hazardous Materials on or under the Property has occurred).

        1.24 Excluded Assets means those assets not being sold to and acquired by Purchaser, as set forth in Section 2.3.

        1.25 Excluded Liabilities means all debts, obligations and liabilities not specifically assumed by the Purchaser hereunder and which are referred to in Section 3.4.

        1.26 Exhibits means Exhibits A to P (inclusive), each being a part of this Agreement.

        1.27 Final Closing Date Balance Sheet means the final unaudited consolidated balance sheet of the Sellers as at the Closing Date referred to in Section 8.1.

        1.28 Financial Statements means the Year-end Financial Statements, the January Management Accounts and the February Management Accounts.

        1.29 GAAP means generally accepted accounting policies and principles in the United Kingdom.

        1.30    Guarantors means Chester Royce Balch and Nellie Balch.

        1.31 Guarantors' Guarantee means a guarantee by the Guarantors in the form set forth on Part II of Exhibit A.

        1.32 Hazardous Materials means any hazardous substances, hazardous materials, hazardous wastes, toxic substances, gases and petroleum or petroleum derivatives which are the subject of any Environmental Laws.

        1.33 Intangible Property means all items of intangible personal property (other than Proprietary Rights) relating to or used by either of the Sellers in connection with the Business, including but not limited to goodwill and the exclusive right for the Purchaser or its assignee to represent itself as carrying on the Business in succession to the Sellers.

        1.34 Inventories means the items of tangible personal property used by either of the Sellers in connection with the Business, whether on or off site or in transit, that are (a) held for sale in the ordinary course of business,
(b) in process of production for such sale or (c) to be currently consumed either directly or indirectly in the production of goods or services to be available for sale.

        1.35 January Management Accounts means the unaudited profit and loss accounts of each of the Sellers for the ten month period ended on 31st January 1994 and the unaudited balance sheets of each of the Sellers as at that date together with the notes, adjustments and memoranda attached or relating thereto as set out on Schedule 1.35.

        1.36 January Balance Sheet means the unaudited consolidated balance sheet of the Sellers as at 31st January 1994 as set out on Schedule 1.36 prepared by the Purchaser's Accountants.

        1.37    Joint Account.  See Section 3.2(a)(ii).

        1.38 Lease means the lease by RTE to the Purchaser of the Property in the form set out on Exhibit M.

        1.39 March Management Accounts means the unaudited profit and loss accounts of each of the Sellers for the year ended on 31st March 1994 and the unaudited balance sheets of each of the Sellers as at that date together with the notes, adjustments and memoranda attached or relating thereto as set out on
Schedule 1.39.

        1.40 Material Contract means any Contract involving expenditure or income in excess of L3,000 and which is not unilaterally cancellable by either of the Sellers without penalty or premium on no more than 30 days' notice.

        1.41 Net Book Value means the aggregate of the values of the Assets minus the aggregate of (a) the values of the Assumed Liabilities and (b) the Bank Debt all as reflected on the Final Closing Date Balance Sheet.

        1.42    Notice.  See Section 4.19.

        1.43    Notice of Disagreement.  See Section 8.1(c).

        1.44 Pacific Scientific Guarantee means a guarantee in the form set forth on Exhibit D.

        1.45 Patent Application means the United Kingdom patent application numbered 9125728.7 and dated November 30, 1991 made by RTE and published as no. 2261945A on June 2, 1993 details of which are (inter alia) set out in Schedule 1.45.

        1.46 Permits means all governmental and regulatory licences, permits and approvals material to the conduct of the Business or the use of the Assets.

        1.47 Permitted Exceptions means those liens, claims, security interests or other encumbrances, if any, identified on Schedule 1.47.

        1.48 Personal Property means all items of tangible personal property of whatever kind or nature relating to or used by either of the Sellers in connection with the Business, wherever located and whether fixed or moveable, including but not limited to all machinery, equipment, demos, tools, dies, jigs, patterns, moulds, trade fixtures, spare parts, vehicles, brochures and sales and marketing literature, furniture and furnishings and supplies (other than Debtors, Books and Records, Intangible Property, Inventories and Contract Rights) owned or leased by either of the Sellers including, without limitation, those listed on Schedule 1.48 but excluding any Excluded Assets.

        1.49 Post-Closing Adjustment means the adjustment in the Purchase Price to be made pursuant to Section 8.1.

        1.50 Preliminary Closing Date Balance Sheet means the preliminary, unaudited consolidated balance sheet of the Sellers to be prepared as at the Closing Date pursuant to Section 8.1.

        1.51 Prepayments means all prepaid expenses, payments in advance to suppliers, prepaid lease and utility deposits and contractual rights as at the Closing Date (those outstanding as at 31st March 1994 being listed on Schedule 1.51).

        1.52 Product Liability means all liability of the Sellers (or either of them) to third parties in respect of loss or damage to property or death or personal injury caused by defoctive products sold or supplied by either of the Sellers on or prior to the Closing Date except any such liability in respect of (a) claims made against or notified to either of the Sellers on or before the Closing Date and (b) claims arising or being made after the Closing Date in respect of events or circumstances which of occurred before the Closing Date of which either of the Sellers was aware or of which they ought to have been aware had due and diligent enquiry been made of the officers and employees of each of the Sellers prior to Closing (all such product liability referred to in (a) and (b) above being hereinafter referred to as "Excluded Product Liability").

        1.53 Product Warranties means all warranties given by either of the Sellers to its customers with respect to products manufactured and sold by either of the Sellers in connection with the Business on or prior to the Closing Date.

        1.54 Property means the freehold property of RTE located at 198 Kings Road, Tyseley, Birmingham, England, and known as "Chester Works", being delineated on the plan attached to the Lease.

        1.55 Property Repairs means the repair and maintenance works to be carried out at the Property specified in Schedule 1.55.

        1.56 Proprietary Information means all know how, trade secrets, customer lists, supplier lists, sales techniques, formulae, processes and other confidential information developed or used by either of the Sellers in connection with the Business.

        1.57 Propietary Rights means the names "Royce Thompson Electric Limited" and "Grebe Plastics Limited" and each and every other name and title used by the Sellers (or either of them) in the Business and all patents, copyrights, trademarks, trade names, service marks, design rights, registered designs, standard plans, prototypes and utility models, licences and logos and applications therefor (and the copyright in all drawings, plans and designs) owned, acquired or used by the Sellers (or either of them) in connection with the Business, including, but not limited to, those listed on Schedule 1.45 and all goodwill associated therewith.

        1.58 Purchase Price means a sum equal to the aggregate of the Net Book Value and L107,000.

        1.59   Purchaser's Accountants means Touche Ross & Co., Birmingham,
England.

        1.60 Purchaser's Counsel means together Paul, Hastings, Janofsky & Walker, Los Angeles, California and Wragge & Co, Birmingham, England (Wragge & Co being referred to herein as "Purchaser's Solicitors").

        1.61   Purchaser's Losses.  See Section 9.2.

        1.62 Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended from time to time.

        1.63   Required Consent Contracts means those Contracts listed on
Schedule 1.63 which either specifically prohibit any assignment thereof or provide therein for consent to be required to the assignment or transfer thereof.

        1.64   Retention Fund.  See Section 3.2(a)(ii).

        1.65 Schedules means the schedules attached hereto. Information disclosed in any schedule shall be deemed disclosed only in and for the purpose of that schedule and no other.

        1.66 Scheme means the Life Assurance and Staff Pension Plan of RTE which is governed by the relevant documents listed in appendix A of Exhibit N.

        1.67 Sellers' Accountants means John W. Hinks & Co. of 5-14 South Road, Smethwick, Warley, West Midlands B67 7BH.

        1.68 Sellers' GrouD means each Seller, its subsidiaries and holding company from time to time and any subsidiary of such holding company and any other associated company of either Seller, which shall include any company the equity share capital of which (as defined by Section 744 of the Companies Act
1985) is owned as to 50% or less but more than 25% by the holding company of a Seller or by any of its subsidiaries or by a Seller or any of its subsidiaries as the case may be (and shall include any subsidiary of an associated company).

        1.69   Sellers' Losses.  See Section 9.1.

        1.70 Sellers' Solicitors means Silks of Barclays Bank Chambers, 27 Birmingham Street, Oldbury, Warley, West Midlands B69 4EZ.

        1.71 Shareholders means the persons whose names and addresses appear in Part I of Exhibit A.

        1.72   Solicitors.  See Section 3.2(a)(ii).

        1.73 Suppliers' Warranties means all rights under or pursuant to all warranties,representations and guarantees made by suppliers in connection with the products or services furnished to either of the Sellers in connection with or for the purposes of the Business.

        1.74 Taxation means all forms of taxation, charges, duties, imposts, rates and levies (whether national or local) in the nature of taxation whether of the United Kingdom or elsewhere (together with all fines, penalties and interests in connection therewith).

        1.75 Year-end Financial Statements means the audited financial statements of each of the Sellers as of and for the years ended March 31, 1991, March 31, 1992 and March 31, 1993, attached hereto as Schedule 1.75.


                                   ARTICLE II

                                 SALE OF ASSETS

        2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, each Seller shall (as beneficial owner) sell, transfer, assign, convey, and deliver to the Purchaser, and the Purchaser shall (in reliance on the Sellers' representations, warranties and covenants contained in the Acquisition Agreements) purchase and acquire from that Seller, free and clear of any and all liens, claims, security interests and encumbrances of any kind, good, valid and marketable title in and to all of its Assets.

        2.2 Definition of Assets. The Assets means all assets and properties owned or used by each of the Sellers in connection with the Business (except the Excluded Assets), including without limitation the following:

              (a)   Personal Property;
              (b)   Inventories;
              (c)   Debtors;
              (d)   Prepayments;
              (e)   Proprietary Rights;
              (f)   Proprietary Information;
              (g) Suppliers' Warranties (to the extent transferable to the Purchaser);
              (h)   Permits (to the extent transferable to the Purchaser);
              (i)   Books and Records;
              (j)   Intangible Property;
              (k)   Contract Rights; and
              (l)   Cash.

        References in this Agreement to the Business and/or the Assets and/or any similar reference shall in relation to RTE be a reference to that part of the Business conducted by it and to those of the Assets owned or used by it in connection with the Business and shall in relation to Grebe be a reference to that part of the Business conducted by it and to those of the Assets owned or used by it in connection with the

Business. References to a Seller's liabilities in connection with the Business and its employees and/or any similar reference shall be construed accordingly.

        2.3 Excluded Assets. Notwithstanding the provisions of Sections 2.1 and 2.2, the Sellers shall retain and shall not transfer to the Purchaser:

               (a)   The Property (otherwise than pursuant to the Lease);

               (b) The two motor vehicles used by the Guarantors, namely, the Saab 9000 L86 DOM and the Metro G475 BAC;

               (c) Any amounts recoverable in respect of Taxation attributable to periods ended on or before the Closing Date and all books and records related to the same;

               (d) The landlords' fixtures and fittings identified in the Second Schedule to the Lease;

               (e) Any shares or other securities of any company owned or held by either of the Sellers (including but not limited to shares or other securities in Grebe, Cheston Electronics Limited and Freemile Viglite Limited); and

               (f)   inter-company debtors owing by RTE to Grebe and vice versa.

                                 ARTICLE III


                                PURCHASE PRICE

        3.1 Consideration for Assets. In consideration for its purchase of the Assets, the Purchaser shall (i) pay to the Sellers the Purchase Price and
(ii), in accordance with Section 3.3, assume the Assumed Liabilitics.

        3.2   Payment of Consideration.

              (a)   On the Closing Date, the Purchaser shall:

                      (i) cause to be transferred by telegraphic transfer to RTE's No. 2 Account at Midland Bank plc No. 41873539 (sort code
40-11-18) L450,000 (four hundred and fifty thousand pounds sterling) in immediately available funds on account of the Purchase Price;

                     (ii)  cause to be transferred into a joint deposit
account ("Joint Account") in the names of the Purchaser's  Solicitors and the
Sellers' Solicitors (together, "Solicitors")    L250,000 (two hundred and fifty
thousand pounds sterling) also on account of the Purchase Price, the sums for the time being standing to the credit of the Joint Account (including interest accrued thereon) being herein referred to as the "Retention Fund". No payment shall be made out of the Joint Account otherwise than in accordance with
Section 9; and

                    (iii) cause to be transferred to Griffin Factors Limited on behalf of RTE by telegraphic transfer to its account at Midland Bank plc No

91273523 sort code 40-11-18 a sum equal to the Bank Debt in immediately available funds.
                (b) The Purchaser shall not be concerned as to the allocation of the Purchase Price (or of any other payments by it hereunder) between RTE and Grebe which are made in accordance with the provisions of this Agreement.

        3.3 Assumption of Certain liabilities. On the Closing Date and effective as at the Closing Date, the Purchaser shall assume, pay, perform, defend and discharge, if and when due, to the extent not paid, performed, defended or discharged prior to the Closing Date, the following liabilities and obligations of each of the Sellers (collectively, the "Assumed Liabilities"):

                (a) AR trade and other creditors and accrued charges and expenses of the Business (other than any Excluded Liabilities) incurred on or prior to the Closing Date to the extent made the subject of a specific provision or reserve (or otherwise taken into account) in the Preliminary Closing Date Balance Sheet and (from the date it exists) the Final Closing Date Balance Sheet;

                (b) All liabilities and obligations of either of the Sellers in respect of Product Warranties and Product Liability (and the Purchaser agrees to consult with Mr. Balch with regard to any material complaint received by RTE prior to the date hereof from a customer or any material complaint which is received by the Purchaser from a customer within the period of twelve months from the date of this Agreement in respect of any product manufactured and sold by RTE to that customer on or prior to the Closing Date and which is or is likely to be the subject of a Product Warranty claim, "material complaint" in this context involving a single complaint or series related complaints which result (or are likely to result) in a charge to the Purchaser in terms of direct labour and cost of materials in excess of L.2000. In so consulting, the Purchaser shall have regard to the reasonable wishes of RTE with regard to the manner of dealing with any such complaint and the extent of the costs involved); and

                (c) All liabilities and obligations of either of the Sellers under or arising from all Contracts in respect of the performance thereof after the Closing Date.

        3.4 Liabilities Not Assumed. Except for the obligations and and liabilities specifically described in Section 3.3, the Purchaser does not assume or agree to pay, perform, defend or discharge any debts, obligations or liabilities of either of the Sellers of or relating to the Assets or the Business, whether fixed, unliquidated, absolute, contingent or otherwise, and whether due or to become due, known or unknown, and for the avoidance of doubt the obligations and liabilities not assumed by the Purchaser hereunder include, without limitation, (a) any liability for Taxation incurred prior to or relating to any period up to and including the Closing Date, (b) any liability for personal injury, disease or property damage arising out of or in connection with the Assets or the Business incurred (or resulting from events or circumstances occurring) on or prior to the Closing Date, (c) any liabilities related to, or arising from, the employees of the Business on or prior to the Closing Date, (d) any Excluded Product Liability, (e) any liabilities related to or arising from severance of any employees of the Business on or prior to the Closing Date, (f) any Environmental Liabilities of the Sellers, (g) all sums (whether of principal or interest or in respect of bank charges) due or owing by either of the Sellers to its bankers (including but not limited to Midland Bank plc and Griffin Factors Limited) as at the Closing Date, (h) auditors' remuneration, (i) accrued advertising expenditure, (j) deferred tax, (k) any obligation or liability arising out of or in connection with the Scheme and (l) any amounts due or owing on loan or current account to directors or shareholders of either of the Sellers and (m) any amounts owing by RTE to Grebe and vice versa. The Sellers shall retain, pay, perform, and discharge all such debts, liabilities and obligations.

        3.5 Allocation of Purchase Price. The Purchaser and the Sellers acknowledge and consent to the payments described in this Section 3 and the Assumed Liabilities being allocated among the Assets as set forth as Exhibit E.

        3.6     Payment of VAT

                (a) The parties shall use all reasonable endeavours to procure that the purchase of the Business and the Assets is deemed to be a transfer of a business or part of a business as a going concern for the purposes of Article 5 of the Value Added Tax (Special Provisions) Order 1992 and, so far as applicable, section 33(1) Value Added Tax Act 1983, and is treated neither as a supply of goods nor a supply of services.

                (b) The Sellers shall at the Closing deliver to the Purchaser all the records of the Business for value added tax purposes which are required to be preserved by the Purchaser by the Value Added Tax Act 1983
Section 33(1)(b).

                (c) The Purchaser shall for a period of not less than six years from the Closing Date preserve the records referred to in Section 3.6(b) delivered to it by the Sellers and, on reasonable notice during normal business hours, make them available to the Sellers or their respective agents.

          (d) In the event that H.M. Customs and Excise determines that value added tax is chargeable on the sale of the Assets or on any part of the Assets, the Purchaser agrees that such value added tax shall be in addition to the Purchase Price and that (against production of proper tax invoices in respect of such sum) it shall pay the amount of any such value added tax within 14 days of such tax invoices being issued and delivered together with any penalties and interest payable by reason of late payment by virtue of it being assumed by the parties that the Article referred to in Section 3.6(a) applied to the sale hereunder.

          (e) Each of the Sellers shall indemnify the Purchaser against any value added tax payable in relation to goods delivered or services rendered by it in relation to the Business on or prior to the Closing (and in respect of which it has neglected to raise VAT invoices) and against all penalties and interest relating thereto.


                                   ARTICLE IV


                   REPRESENTATIONS AND WARRANTEES OF SELLERS

    The Sellers hereby jointly and severally (notwithstanding the last paragraph of Section 2.2) make the following representations and warranties to the Purchaser, each of which shall be true and correct on and as of the date hereof and as of the Closing Date. Where any such representations and warranties in this Article IV are qualified by the expression "so far as the Sellers are aware" or "to the best of the Sellers' knowledge" or any similar expression, such representation is deemed to be made and such warranty is deemed to be given to the best of the knowledge, information and belief of the Sellers after conducting due and diligent enquiry of their respective members, officers and employees or of others about the relevant fact, matter or circumstance and the existence or otherwise thereof.

        4.1 Corporate Status. Each Seller is a company duly incorporated and existing in and under the laws of the United Kingdom. The Shareholders own legally and beneficially all of the issued shares in the capital of RTE, and RTE owns legally and beneficially all of the issued shares in Grebe.

        4.2 Due Authorisation. The execution, delivery and performance by the Sellers of the Acquisition Agreements and the transactions contemplated hereby and thereby have been duly and validly authorised and approved by all necessary corporate action on the part of each of the Sellers.

        4.3 Authority of the Sellers. Each of the Sellers has the corporate power and authority to enter into and perform its obligations under the Acquisition Agreements to which it is a party. Neither the execution and delivery nor the performance by either of the Sellers or the Shareholders of its obligations under any Acquisition Agreement will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, note, or other agreement or instrument to which either of the Sellers or any Shareholder is a party. Compliance with the terms of the Acquisition Agreements does not and will not conflict with or result in a breach of either of the Sellers memorandum or articles of association or any order, judgment or decree of any court or body having jurisdiction over either of the Sellers or any of their respective properties or the Assets. Neither the execution or delivery nor the performance by either of the Sellers of any of its obligations under any Acquisition Agreement has resulted or will result in the creation of any lien, encumbrance or charge on any of the Assets.

        4.4 Consents. So far as each Seller is aware (and save as set forth in Schedule 4.4 or with respect to Required Consent Contracts) no Consent or filing or registration is required of or with any person or entity in order to (a) permit the execution, delivery and performance by either of the Sellers of any Acquisition Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby or (b) enable the Purchaser to carry on the Business after the Closing Date substantially as the Business is now being carried on.

        4.5 Enforceability. This Agreement is, and as of the Closing Date each of the other Acquisition Agreements to which either Seller or any Shareholder is a party will be, valid and binding obligations of that Seller and that Shareholder, enforceable against them in accordance with their respective terms.

        4.6 Governmental Orders: Compliance with Laws. Neither any Shareholder nor either of the Sellers is a party or subject to or bound by any law, judgment, order, writ, injunction, ruling, or decree of any jurisdiction, court or governmental body that will or is likely to affect adversely in any material respect the performance by that Seller or that Shareholder of any Acquisition Agreement. So far as each Seller is aware, it is not in violation of (a) any judgment, order, injunction, award or decree relating to the Assets or the Business or (b) any law, ordinance, rule or regulation or any other requirement of any governmental body, court or arbitrator relating to the Assets or the Business, except for any such violation which does not materially and adversely affect the Business or the Assets.

        4.7 Ownership of Assets. Except for Permitted Exceptions, (a) each Seller is the absolute legal and beneficial owner of its Assets, free and clear of any liens, claims, debts, security interests, judgments, mortgages or other encumbrances of any kind; (b) there are no agreements or arrangements restricting the freedom of either of the Sellers to transfer its Assets to the Purchaser or otherwise to use or dispose of the same as it thinks fit; (c) no Asset has been acquired on terms that property therein does not pass until full payment is made; (d) the Assets comprise all the assets and property owned or used by the Sellers for the purposes of operating the Business; and (e) none of the Assets is unsuitable for the purpose for which it was acquired or for which it is being used.

        4.8 Contracts. Schedule 4.8 and Schedule 1.63 respectively contain a true, correct and complete list of the Material Contracts to which either of the Sellers is a party or to which any of their respective Assets are subject or bound. Save as specified in Schedule 4.8, all of the Material Contracts are in writing and the Sellers have provided the Purchaser with true and complete copies of all such Material Contracts.

With respect to each Contract (and save as disclosed in Schedule 4.8): (i) each such Contract is valid, binding and in full force and effect; (ii) so far as each Seller is aware, it is not in default under such Contract nor does there exist any condition or event which after notice, lapse of time or both would constitute a default by Seller to any such Contract; (iii) so far as each Seller is aware, no other party to any such Contract is in default, or alleged to be in default, under such Contract, (iv) so far as each Seller is aware, there does not exist any condition or event which, after notice, lapse of time or both would constitute a default by any other party to any such Contract; and
(v) neither of the Sellers has received notice of the election of any party to any such Contract to cancel, terminate or not to renew such Contract whether in accordance with the terms of such Contract or otherwise.

        Except as disclosed in Schedules 4.8 and 1.63, none of the Contracts
(i) is unlikely to have been fully performed in accordance with its terms more than six months after the date on which it was entered into or undertaken; (ii) is incapable of termination by either of the Sellers in accordance with its terms without payment of compensation or damages by three months' notice or less; (iii) is at the date hereof likely to result in a loss to either of the Sellers upon completion of performance or fulfillment of Sellers' obligations thereunder; (iv) is incapable of being performed or fulfilled by either of the Sellers in accordance with its terms without undue or unusual expenditure of money, effort or personnel; (v) involves the supply to or by either of the Sellers of goods at fixed prices more than three months from the date of order;
(vi) involves payment by either of the Sellers by reference to fluctuations in the index of retail prices or any other index; (vii) is for the servicing, maintenance or repair of goods supplied by either Seller (except pursuant to any Product Warranty given by either of the Sellers in respect of such goods) or any third party; (viii) is dependant upon the guarantee or security of any person; (ix) is with any person connected with (within the meaning of section 839 of the Income and Corporation Taxes Act 1988) either of the Sellers or any other member of the Sellers' Group or any director of either of the Sellers or any such other member or any Shareholder or person so connected with a Shareholder; (x) involves any commitment to obtain or supply goods or services exclusively from or to any person or otherwise restricts the manner or geographical area in which the Business may be operated; (xi) involves or is likely to involve the purchase or supply of goods or services the aggregate cost or sales value of which will represent in excess of 10% of the turnover for the preceding financial year of the Business; or (xii) is outside the ordinary course of the Business or entered into otherwise than at arm's length or involves the supply by or to either of the Sellers of goods or services other than at full market value.

Except as stated in Schedule 4.8 or in respect of quotations in the ordinary and normal course of business, no offer, tender or the like relating to the Business which is capable of being converted into an obligation of either of the Sellers by an acceptance or other act of some other person is outstanding.

        4.9 Pending Litigation. Except as set forth in Schedule 4.9, there is no claim, action, suit, litigation or proceeding of any nature which is either current or pending or, so far as each Seller is aware, threatened which could materially affect the Assets or the Business.

        No injunction has been granted against either Seller in connection with the Business and neither Seller has given any undertaking to any court or to any third party arising out of any legal proceedings relating to the Business or the Assets.

        No order has been made or petition served or resolution passed for the winding-up of either of the Sellers nor has any person threatened to present such a petition or convened or threatened to convene a meeting of that Seller to consider a resolution to wind up that Seller or any other resolution; no distress, execution or other process has been levied on any of the Assets nor has any person threatened any such distress, execution or other process; no person has appointed or threatened to appoint a receiver of either of the Sellers, the Business or the Assets or any part thereof; there is no unfulfilled or unsatisfied judgment or court order outstanding against either of the Sellers.

    So far as each Seller is aware, there has been no violation of any law, order, ruling or regulation of the United Kingdom, the European Community or any local laws in consequence of which an unfavourable judgment, decision, ruling or finding would or might materially and adversely affect the Business.

        4.10    Pending Product Claims.

                (a) Schedule 4.10(a) lists details of all Excluded Product Liability and Product Warranty claims which are current, or pending or, so far as each Seller is aware, threatened as to any products manufactured, sold or supplied by the Sellers in connection with the Business. So far as each Seller is aware, there are no circumstances likely to give rise to any Excluded Product Liability or Product Warranty claims in the future which are not disclosed in Schedule 4.10(a).

                (b) Except as disclosed in Schedule 4.10(b), there are no Product Warranties or guarantees applicable to products manufactured, sold or supplied in connection with the Business except warranties imposed by applicable laws, and neither Seller furnishes any other warranties or guarantees in connection with the products manufactured, sold or supplied with respect to the Business.

        4.11 Inventories. Except as set forth in Schedule 4.11, neither of the Sellers has disposed of any Inventories since March 31, 1993 except in the ordinary and normal course of business.

        4.12 Debtors. The Debtors have been duly earned or accrued, are not subject to any claim, set-off or deduction, represent valid, uncontested and unconditional obligations owing to the relevant Seller and are collectable within one hundred and twenty (120) days from the invoice date in the ordinary course of business in the full book amounts thereof less any provision or reserve for bad and doubtful debts contained in or applied in respect of the Final Closing Date Balance Sheet. Schedules 1.16 and 1.51 contain true and complete lists of all book and other debts and prepayments as of February 28, 1994. The provisions or reserves for bad and doubtful debts contained in or applied in respect of the February Management Accounts are adequate.

        4.13    Proprietary Rights and Information.  Save as disclosed in
Schedule 4.13, each Seller has good and valid title to, or valid licences for, all its Proprietary Information, Proprietary Rights and Intangible Property, free and clear of all liens, claims, encumbrances and security interests. Save as disclosed in Schedule 4.13, each Seller has acquired or maintains all patents, copyrights, trademarks, trade names, service marks, design rights, registered designs, logos, licences and all rights with respect to the foregoing necessary to the conduct of the Business. Except as set forth in
Schedule 4.13, neither of the Sellers has received any notice that it is, and there is no reason to believe that it is, infringing any such intangible rights owned by others. Neither of the Sellers has any reason to believe that its Proprietary Information, Proprietary Rights or Intangible Property is being infringed by others. To the extent that any of the rights of either of the Sellers in, to, and under any Proprietary Information, Proprietary Rights and Intangible Property may not be fully transferable to the Purchaser pursuant to this Agreement, it will not have a material effect on the Business. Schedule
1.45 is a true and complete list of all patents, trademarks, trade names, service marks, registered designs, licenses and logos of each Seller and applications therefor owned, acquired or used by it in connection with the Business. All renewal or other fees required to be paid to maintain such rights have been paid on their respective due dates for payment. No details of the same have been disclosed to any person other than the Purchaser (or any other prospective purchaser of the Business in confidence) and there are no third party rights over the same.

        4.14 Personal Property. Except as set forth on Schedule 4.14, all Personal Property owned, leased or used by each Seller in connection with the Business is located on the Property. The items of Personal Property and any customer owned equipment necessary for the operation of the Business are, in the aggregate, in reasonable repair and operating condition, ordinary wear and tear excepted.

        4.15    Real Property.

                (a) The only real property owned or leased by either of the Sellers relating to or used in connection with the Business is the Property which is legally and beneficially owned by RTE. There are no leases, tenancies or occupancy agreements relating to the Property except that Grebe occupies a part of the Property.

                (b) The Sellers are in possession of the whole of the Property none of which is vacant and no other person is in or entitled to occupation of the Property or any part of it.

                (c) The Property is not subject to the payment of any outgoings other than the usual rates and taxes.

                (d) The Property is currently used for the purpose of the Business which is the permitted use under town and country planning legislation intended to control or regulate the construction of buildings.

        (e) In relation to any enquiries made of the Sellers in respect of the Property:

                (i) the written replies to any written enquiries are and remain complete and correct and are not misleading;

                (ii) any Statement in the written replies to written enquiries in respect of the Property qualfied by the expression "to the best of the Sellers' knowledge" or "so far as the Sellers are aware" or any similar expression shall be interpreted in accordance with the first paragraph of this
Article IV;

                (iii) no transaction has been entered into, nor has any encumbrance been created, affecting the Property since 1st January 1994.

        4.16 Permits. Each Seller possesses all Permits, and all of such Permits are set forth in Schedule 4.16 and are in full force and effect. The Permits which are transferable to the Purchaser at the Closing are identified on Schedule 4.16. Neither of the Sellers has received any notice of, and there have been no, material violations by either of the Sellers of any such Permits or any material claims or proceedings, pending or so far as each Seller is aware threatened, challenging the compliance with, validity of or seeking to discontinue any such Permits. Neither Seller knows of any reason why any of the same may be revoked or not renewed in the ordinary course or should not be capable of being transferred to or obtained by the Purchaser without the necessity for any special arrangements or expense.

        4.17    Employees.

                 (a) All of the Employees are employed by the relevant Seller in connection with the Business and, except for ten employees made redundant in November 1993 (none of whom has any outstanding claim in that regard), no person other than the Employees is now or has been within the six months preceding the Closing employed in connection with the Business.

                (b) The details of the Employees set forth on Schedule 1.19 are true, complete and accurate and disclose full and accurate particulars of all material terms and conditions of employment of, and all remuneration payable and other benefits provided to, the Employees or their defendants or to which they are entitled (whether now or in the future and whether legally enforceable or not) including (without limitation) details of all profit-sharing, incentive, bonus, commission or other similar arrangements which relate to the Employees.

                (c) There is no actual commitment (whether legally binding or not) to increase the remuneration payable or other benefits provided to any of the Employees and (save as indicated in Schedule 1.19) no negotiations for any such increase are current or likely within a period of six months from the Closing Date.

                (d) Save as indicated in Schedule 1.19, the employment or engagement of each Employee may be terminated by not more than one month's notice given at any time without liability for payment of compensation or damages (other than compensation payable by statute) and none of the Employees has given or received notice terminating his employment.

                (e) Save as indicated in Schedule 1.19, none of the Employees are members of a trade union or any similar Organisation and there is no recognised trade union, closed shop or collective agreement of any kind relating to the Employees.

                (f) No dispute is subsisting between either of the Sellers and any Employee or former employee of that Seller and so far as each Seller is aware there are no present circumstances which are likely to give rise to such a dispute. There have been no strikes, work-to-rules, go-slows or other industrial action by any of the Employees or former employees of either of the Sellers during the period of two years immediately preceding the Closing Date.

                (g) So far as each Seller is aware it has in relation to each of the Employees complied with:

                        (i) all obligations imposed on it by all statutes, regulations and codes of conduct and practice relevant to the relations between it and the Employees or any trade union and has maintained current, adequate and suitable records regarding the service and terms and conditions of employment of each of the Employees;

                        (ii) all collective agreements, recognition agreements and customs and practices for the time being dealing with such relations or the conditions of service of the Employees; and

                        (iii) all relevant orders and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of the Employees.

                (h) There have been no recommendations made by the Advisory Conciliation and Arbitration Service nor any awards or declarations made by the Central Arbitration Committee which relate to or concern the Employees.

                        (i) So far as each Seller is aware (but without making any special enquiry of any of the Employees) no Employee or eligible dependent thereof has any material medical problems or condition.

        4.18    Employee Benefits.

                (a) Save as stated in Schedule 1.18, there are no employment or union contracts, employee benefit arrangements, whether oral or written, qualified or non-qualified, approved or unapproved by the Commissioners of the Inland Revenue (including, without limitation, pension and welfare plans, withdrawal, termination, severance or lay-off plans or arrangements, bonus plans, share option plans, health and life assurance policies and benefits, vacation and sick leave policies) or other agreements or arrangements providing for remuneration or benefits to the Employees or to former employees of either of the Sellers or for which either of the Sellers has responsibility.

                (b) Save for the Scheme, there are no employee pension benefit plans, sponsored by either of the Sellers, or to which either Seller makes (or is required to make) contributions or which provides benefits to the Employees.

                (c) The Sellers have provided the Purchaser with copies of plan documents or plan summaries as to each such plan listed on Schedule 1.18 and without limitation to the foregoing (including in relation to the Scheme) full details of the benefits provided for or in respect of the Employees in the form of:

                        (i) copies of all trust deeds and rules governing or relating to the Scheme;

                        (ii) Copies of all explanatory booklets and announcements issued to those Employees who are members of the Scheme; and

                        (iii) a copy of the last actuarial valuation of the Scheme (being the valuation as at April 1 1991 prepared by Clerical Medical and General Life Assurance Society and dated July 2 1991 ("the Valuation")).

                (d) No discretion or power has been or will before Closing be exercised under the Scheme to:

                        (i) augment benefits thereunder in respect of the Employees;

                        (ii) admit to membership an Employee who would not otherwise have been eligible for admission to membership thereof;

                        (iii) provide in respect of a member who is an Employee a benefit which would not otherwise be provided in respect of such member; or

                        (iv) pay a contribution thereto in respect of an Employee which would not otherwise have been paid.

                (e) All benefits (other than refunds of contributions) payable under the Scheme on the death of a member who is an Employee or during periods of sickness or disability of such a member are at the date hereof fully insured under a policy effected with an insurance company of good repute and each such member has been covered for such insurance by such insurance company at its normal rates and on its normal terms for persons in good health and all insurance premiums payable have been paid.

                (f) No payment or repayment of any of the assets of the Scheme has been made to any employer participating in the Scheme.

                (g) So far as the Sellers are aware, there has been no breach of the trusts of the Scheme and there are no actions, suits or claims (other than routine claims for benefits) outstanding, pending or threatened against the trustees or administrator of the Scheme or against either of the Sellers or any other employer which participates in the Scheme in respect of any act, event, omission or other matter arising out of or in connection with the Scheme.

                (h) In relation to the Scheme there are not at the date hereof any contributions thereto from or in respect of Employees or other payments which have fallen due but are unpaid and since the report of the Valuation contributions thereto in respect of Employees have been made at the rate or rates not less than those recommended in the Valuation.

                (i) The Scheme is approved by the Commissioners of Inland Revenue as an exempt approved scheme for the purposes of Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 and neither of the Sellers is aware of any circumstances which might give the Inland Revenue reason to withdraw such approval.

                (j) the Scheme is not a contracted-out scheme for the purposes of the Pension Schemes Act 1993.

                (k)     the Scheme has been administered in accordance with:

                        (i) the preservation requirements within the meaning of Section 69 of the Pension Schemes Act 1993;

                        (ii) the equal access requirements of Section 118 of the Pension Schemes Act 1993; and

                        (iii) the provisions of Article 119 of the Treaty of Rome and all subordinate legislation and legal rulings made pursuant thereto;

and subject thereto in accordance with the trusts, powers and provisions of the Scheme and overriding legislation.

        4.19    Occupational Safety and Health.  Except as disclosed in
Schedule 4.19, neither of the Sellers has received any notice, citation, claim, assessment or proposed assessment (collectively, "Notice"), nor so far as each Seller is aware does any Notice exist, as to or alleging that any of the activities of the Business are in violation of any safety or health laws and so far as each Seller is aware no such violation presently exists which would materially and adversely affect the Business or the Assets.

        4.20    Environmental Protection.  Except as so disclosed in Schedule
4.20:

                (a) so far as the Sellers are aware (but without having commissioned or carried out a specific environmental survey or investigation) no Hazardous Material (i) has been released, treated, deposited, spilled, discharged, or disposed of on or under the Property, (ii) is presently maintained, used, generated, or permitted to remain in place by either of the Sellers in violation of any Environmental Law or common law, (iii) is required by any Environmental law to be eliminated, removed, treated or mitigated by either of the Sellers, given the nature of its present condition, location, nature, material or maintenance, or (iv) is of a type, location, material, nature or condition which requires special notification to third parties by either of the Sellers under any Environmental Law or common law;

                (b) No notice, citation, summons or order has been received by either of the Sellers, no notice has been given by either of the Sellers, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental entity, with respect to
(i) any alleged violation by either of the Sellers of any Environmental law or
(ii) any alleged failure by either of the Sellers to have any environmental permit, certificate, license, approval, registration or authorisation required in connection with the Business or the Assets, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of either of the Sellers of any Hazardous Material;

                (c) Neither of the Sellers has received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material; and

                (d) No above-ground or underground storage tanks for Hazardous Materials or underground sumps, clarifiers or basins, are required for the operation of the Business or are located on the Property.

        4.21 Financial Statements. The Sellers have furnished to the Purchaser true and correct copies of the Financial Statements which have been prepared in all respects in conformity with GAAP consistently applied. To the extent that they are required to do so, the Financial Statements comply with the accounting requirements of the Companies Act 1985 and all other relevant legislation.

        To the extent that they are audited, the Financial Statements give a true and fair view of the assets, liabilities (including contingent, unquantified and disputed liabilities), capital commitments and state of affairs of each of the Sellers as at the dates to which they were respectively made up and of the profits and losses of that Seller for the financial period to which they relate, and in particular (but without limitation) each Seller had no liabilities at any such date which were not included in the Financial Statements by way of full provision or reserve therefor or (in the case of any contingent, unquantified or disputed liabilities) by way of notes stating the maximum amount which has been or could be claimed in respect thereof and the best estimate of the directors of each of the Sellers (after taking all relevant professional advice) of the likelihood of such a claim materialising or being successful.

        To the extent that they are unaudited, the Seller believe that they fairly present in all material respects the financial condition of each of the Sellers as of the respective dates thereof and for the respective periods covered thereby to the extent necessary for the Sellers to understand and to conduct the Business. Neither of the Sellers has failed to file reports or returns which are required to be filed by any law or regulation. Each Seller has duly paid or accrued on its books of account all taxes, duties and charges pursuant to such reports and returns or assessed against it as at the Closing Date, and the assessment of any additional taxes, that by law should have been paid or accrued in accordance with GAAP, as at the Closing Date, is not expected.

        Notwithstanding Section 3.3(b), the accruals, provisions or reserves which will be made in the Final Closing Date Balance Sheet for Product Warranties will be adequate (applying the relevant Accounting Policy) to meet all actual, known or anticipated liability for Product Warranties arising on or at any time prior to the first anniversary of the Closing Date.

        4.22 Commissions and Fees. Neither of the Sellers nor any Shareholder has incurred any other obligation or liability, contingent or otherwise, for brokers' commissions, finder's fees or other like payments in connection with the transactions contemplated by the Acquisition Agreements.

        4.23 Operations in the Ordinary Course of Business: No Material Adverse Changes. Since March 31, 1993 and save as stated in Schedule 4.23, the Sellers have conducted the Business in the ordinary and normal course of business and neither of the Sellers has: (a) experienced any material adverse change in the Business, its operations or condition of the Assets; (b) suffered any damage, destruction, casualty or loss whether covered by insurance or not materially and adversely affecting the Business, its operations or the Assets;
(c) entered into any material agreement, commitment or transaction, including without limitation any expenditure or pledging of debtors or other accounts receivable (other than for the purchase and sale of Inventories in the ordinary and normal course of carrying on the Business); (d) made any change in its accounting methods, principles or practices; (e) increased the emoluments, including bonuses, due or paid to any Employees; (f) cancelled or compromised any material debt or claim or waived or released any material right; (g) encountered any labour difficulties; (h) sold, transferred or leased any of its assets except in the ordinary and normal course of business; or
(i) committed to do any of the foregoing.

        4.24 Suppliers and Customers. Schedule 4.24 contains a true and complete list of the 10 largest suppliers and customers measured by volume of sales and purchases of Business taken as a whole which supply or have supplied materials to or purchased products from the Business in the eleven months ending 28th February 1994. Neither of the Sellers has received any notice that (or knows of any reason why) any of its customers or suppliers intends to terminate its business relationship with it.

        4.25 Insurance. Schedule 4.25 lists all risks insured against by the Sellers.

        4.26 Sellers' interests. Neither of the Sellers nor any other member of the Sellers' Group nor any person connected with either of the Sellers or any other such member (within the meaning of Section 839 of the Income and Corporation Taxes Act 1988) nor any Shareholder nor any person so connected with any Shareholder has any interest directly or indirectly in any business (other than the Business) which is or is likely to be or become competitive with the Business (except as the holder for investment only of securities dealt in on a recognised stock exchange and not exceeding 5% in nominal value of the securities of that class).

        4.27 Books and records. All the books of account, ledgers and financial and other records of whatsoever kind which are to be delivered to the Purchaser in accordance with this Agreement (i) are held or stored under the exclusive ownership and control of the Sellers, and so far as each Seller is aware (ii) have at all times been fully properly and accurately made up, kept and completed in all respects; (iii) record all matters required to be entered therein; (iv) do not contain or reflect any material inaccuracies or discrepancies; (v) accurately reflect and represent as at the Closing Date the assets and liabilities (including contingent liabilities) of, and all transactions entered into by, each Seller in relation to the Business in accordance with generally accepted practices.

        4.28 Special Arrangements. (i) So far as each Seller is aware, it is not nor has it ever been a party to or in any way connected with any agreement, arrangement or practice in connection with the Business which in any way infringes or requires notification or registration under the Restrictive Trade Practices Acts 1956 to 1977, the Fair Trading Act 1973, the Consumer Credit Act 1974, the Resale Prices Act 1976, the Competition Act 1980 or Articles 85 and 86 of the Treaty of Rome. (ii) None of the Assets has been acquired by either of the Sellers other than by way of an arm's length transaction for full market value. (iii) Neither of the Sellers has given in relation to the Business any guarantee, indemnity, warranty or bond or incurred any other similar obligation or created any security for or in respect of liabilities (actual or contingent) of any other person otherwise than in the ordinary and normal course of trading. (iv) Neither of the Sellers is, nor has it ever been in connection with the Business, party to any joint venture, consortium or partnership arrangement or agreement or a member of any unincorporated association.

        4.29 VAT and PAYE. (i) Each Seller is a registered and taxable person for value added tax purposes, has complied in all respects with all statutes and regulations with regard to value added tax, has maintained complete, accurate and up-to-date records, invoices and other documents appropriate or requisite for the purposes of such statutes and regulations, is not in arrears with any returns or payments thereunder or liable to any abnormal payment or any forfeiture or penalty or to the operation of any penal provision and it has not been required by H.M. Commissioners of Customs and Excise to give any security. (ii) All income tax under the PAYE system and payments due in respect of national insurance contributions have (where applicable) been deducted from salaries, wages and bonuses paid by each Seller and all liabilities therefor (including the employer's contributions) have been duly paid and all appropriate returns have been made within the requisite time limits by each Seller and full, complete and accurate records have been maintained in respect thereof.

        4.30 Accuracy of information. All written information which has been supplied by either of the Sellers or any of its advisers to the Purchaser or any of the Purchaser's advisers concerning the Business or the Assets (including without limitation all information contained or referred to in this Agreement) was when given (and if contained in this Agreement remains) true, accurate and comprehensive in all respects and so far as each Seller is aware there is no fact or circumstance which renders any such information untrue, inaccurate or misleading in any material respect.

        The Sellers further jointly and severally agree in relation to the said warranties and representations that:

                (a) No letter, document or other communication shall be deemed to constitute a disclosure against or qualification of them unless the same is expressly set out in this Agreement;

                (b) They are given for the benefit of the Purchaser and its successors and permitted assigns and are separate and independent save as is expressly provided herein and shall not be limited by reference to anything in any Acquisition Agreement or any Schedules hereto; and

                (c) Subject to the provisions of Article IX, and as hereinafter provided, the rights and remedies of the Purchaser in respect of any breach of such warranties and representations shall not be affected by (i) any matter of which the Purchaser has knowledge (whether actual, implied or constructive) except to the extent that such matter is disclosed in this Agreement; or (ii) by the Purchaser failing to exercise or delaying the exercise of any of its rights or remedies; or (iii) by any other event or matter except a specific and duly authorised written waiver or release Provided that the Purchaser shall not be entitled to exercise such rights and remedies in respect of any such breach if the Sellers can prove not only that the Purchaser was aware of the facts or circumstances giving rise to that breach but also that such facts or circumstances actually constituted such a breach and of the likely amount of the loss or damage arising therefrom.

                                  ARTICLE V

               CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

        5.1 Obligations to be Satisfied on or Prior to Closing Date. The obligations of the Purchaser under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser at its option:

                (a) Accuracy of Representations and Warranties. Each of the representations and warranties made by the Sellers in the Acquisition Agreements shall be true, correct and complete in all respects on the Closing Date as though such representations and warranties had been made on such date unless expressly made as of some other date, in which case such representation and warranty shall continue to be true as of such other date.

                (b) Compliance with Agreement. The Sellers and the Guarantors shall have performed and complied in all material respects with all of the terms, covenants, conditions and obligations under this Agreement and the other Acquisition Agreements which are to be performed or complied with by each of the Sellers or the Guarantors, as the case may be, on or before the Closing Date.

                (c) Transfer of Permits. As at the Closing Date, any Permits identified in Schedule 4.16 as transferable to the Purchaser shall have been transferred to the Purchaser or applications for transfer, in form reasonably acceptable to the Purchaser, shall have been filed and accepted by the other parties thereto.

                (d) No Adverse Proceedings. No suit or proceeding shall have been instituted or threatened against either of the Sellers or the Shareholders which, in the reasonable opinion of the Purchaser, could (i) restrict or prohibit the consummation of the transactions contemplated hereby or (ii) have a material adverse effect on the Assets or the activities of the Business.

                (e) Closing Documents. Seller shall have delivered to Purchaser the documents listed in Section 7.3.

                (f) Lease. Seller shall have executed and delivered to Purchaser the Lease.

                (g) Approvals. The Shareholders in the case of RTE and RTE and Mr. Balch in the case of Grebe shall have duly passed special resolutions in the form set out in Exhibit F approving the sale of the Business and Assets and changing the names of RTE and Grebe respectively (conditionally upon Closing).

                (h) Release of Charges. The Sellers shall deliver to the Purchaser for filing at Companies House Companies forms M403(a) in respect of all mortgages, charges and other security registered against them.

                (i) Bank Instructions. The Sellers shall have issued to their respective bankers irrevocable new mandate instructions in the form set out in Exhibit 0.

                (j) Pension Instructions. The Sellers shall have issued to their consulting actuaries irrevocable instructions in the form set out in Exhibit P to implement the arrangements specified in Exhibit N.

                (k) Bank Statements. The Sellers shall have delivered to the Purchaser a certificate issued by Griffin Factors Limited showing the reconciled balance owing to Griffin Factors Limited as at close of business on the day immediately preceding the Closing Date together with a reconciliation of all other bank account balances of the Sellers as at that date.

        5.2 Procedure Upon Failure to Satisfy Conditions Prior to Closing Date. In the event that, in the Purchaser's opinion, any of the conditions precedent set forth in Section 5.1 have not been satisfied on or before the Closing Date, the Purchaser shall notify the Sellers in writing indicating its election to (a) waive such condition precedent or (b) terminate this Agreement pursuant to Section 10.1(b) or (c) extend the Closing Date by such period as the parties may, in writing, agree.



                                   ARTICLE VI


                 CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

        6.1 Obligations to be Satisfied on or Prior to Closing Date. The obligations of each Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived in writing by the Sellers at their option:

                (a) Compliance with Agreement. The Purchaser shall have performed and complied in all material respects with all of the terms, covenants, conditions and obligations under the Acquisition Agreements which are to be performed or complied with by the Purchaser on or before the Closing Date.

                (b) No Adverse Proceedings. No suit or proceeding shall have been instituted or threatened against the Purchaser which in the reasonable opinion of the Sellers could restrict, prohibit or rescind the consummation of the transactions contemplated hereby.

                (c) Closing Documents. The Purchaser shall have delivered all certificates, agreements, opinions and other documents required to be delivered by the Purchaser at the Closing pursuant to Article VII hereof, and the form and substance of all such certificates, agreements, opinions and other documents delivered to the Sellers on the Closing Date shall be reasonably satisfactory to the Sellers and the Sellers' Solicitors.


                                 ARTICLE VII

                                   CLOSING

        7.1 Time and Place. The Closing shall take place on the Closing Date at the offices of the Purchaser's Solicitors or at such other place as the parties may (prior thereto) agree in writing.

        7.2 Closing Transactions. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

        7.3 Deliveries by Seller to Purchaser. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

                (a) A copy of resolutions duly passed by the board of directors of each Seller and of the special resolutions passed by the Shareholders to change the name of the Sellers and to authorise the execution and delivery of the Acquisition Agreements and the consummation of the transactions contemplated thereby, duly certified as at the Closing Date by a director or the secretary of the relevant Seller;

                (b) (If the Purchaser so requests and in such reasonable form it then provides) executed copies prepared for mailing to each party to a Required Consent Contract where such party's Consent is necessary to turn over to the Purchaser all of the Sellers' rights and obligations under such Contract, or a written request that such party provide such Consent as soon as possible;

                (c)     Any transferable Permits;

                (d)     The Lease executed by RTE;

                (e) The counterpart of the Consultancy Agreement executed by Chester Royce Balch;

                (f) The counterparts of the Employment Agreements executed by Mr. L. Willetts and Mr. T. Surman;

                (g) An agreement in the form set out in Exhibit G duly executed by the parties thereto;

                (h) A deed of assignment of the Patent Application in the form set out in Exhibit H duly executed by RTE;

                (i)     Notices to the Employees in the form set out in
Exhibit I duly signed on behalf of each of the Sellers;

                (j) A deed of assignment of the Debtors and Prepayments in the form set out in Exhibit J duly executed by each of the Sellers;

                (k) A deed of assignment of goodwill in the form set out in Exhibit K duly executed by each of the Sellers;

                (l) At the Property, all records of National Insurance contributions and PAYE relating to each of the Employees, duly completed and up-to-date;

                (m) At the Property, the value added tax records referred to in Section 3.6(b);

                 (n) At the Property (or elsewhere as appropriate), all of the Assets title to which is capable of passing by delivery (whereupon title to such assets shall pass to Purchaser);

                 (o) An employment agreement in respect of Roy Powers in the form set out in Exhibit L duly executed by Mr. Powers;

                 (p) The Guarantors' Guarantee duly executed by the Guarantors; and

                 (q) Such other instruments and documents as are (i) required by any other provisions of this Agreement or (ii) reasonably necessary to effect the performance of the Acquisition Agreements by the Sellers.

         7.4 Deliveries by the Purchaser to the Sellers. At the Closing (and subject to compliance by the Sellers with their respective obligations under Section 7.3 to the reasonable satisfaction of the Purchaser) the Purchaser shall deliver or cause to be delivered to the Sellers (or as they shall direct):

                 (a) The payments on account of the Purchase Price in the manner specified in Section 3.2(a)(i) and (ii);

                 (b) A copy of all resolutions duly passed by the board of directors of the Purchaser authorising the execution and delivery of the Acquisition Agreements and the consummation of the transactions contemplated thereby, duly certified as of the Closing Date by any director or the secretary of the Purchaser;

                 (c) The counterpart of the Lease executed by the Purchaser and Pacific Scientific;

                 (d)      The Consultancy Agreement executed by the Purchaser;

                 (e) The counterparts of the deeds referred to in Sections 7.3(h), (j) and (k) duly executed by the Purchaser;

                 (f) The Pacific Scientific Guarantee duly executed by Pacific Scientific; and

                 (g) Such other instruments and documents as are (i) required by any other provisions of this Agreement or (ii) reasonably necessary in the opinion of the Sellers to effect the performance of the Acquisition Agreements by the Purchaser.

         7.5 Discharge of Bank Debt. At the Closing (and subject as aforesaid) the Purchaser shall or shall procure that the Bank Debt is discharged in the manner specified in Section 3.2(a)(iii).

                                  ARTICLE VIII

                            POST-CLOSING OBLIGATIONS

         8.1     Post-Closing Adjustment.

                 (a) The Purchaser shall as soon as practicable after the Closing (and in any event within twenty (20) days thereafter) prepare the Preliminary Closing Date Balance Sheet in accordance with the Accounting Policies and a copy of the Preliminary Closing Date Balance Sheet together with a draft certificate of the Net Book Value shall be delivered to the Sellers and to the Sellers' Accountants as soon as they have been prepared.

                 (b) If either of the Sellers does not issue a Notice of Disagreement to the Purchaser within twenty (20) days of receipt of the said balance sheet and certificate, such balance sheet will be deemed the Final Closing Date Balance Sheet and the Net Book Value shall be deemed to be as stated in the said certificate.

                 (c) If either of the Sellers notifies the Purchaser of a disagreement to the Preliminary Closing Date Balance Sheet ("Notice of Disagreement") within such twenty day period, such notification shall be in writing and contain sufficient detail of the nature of such disagreement to permit the Purchaser and the Purchaser's Accountants to evaluate the Sellers' objections. If the parties and their respective accountants are unable to reach agreement on the Preliminary Closing Date Balance Sheet and the Net Book Value within fifteen (15) days from the date of service on the Purchaser of the Notice of Disagreement, the disputed matters may be referred to a partner of at least 10 years standing of an independent firm of chartered accountants in the United Kingdom ("the Expert") to be nominated by agreement between the parties, or, in default of agreement within fourteen (14) days, by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of any of the parties. The Expert shall determine such dispute acting as an expert and not as an arbitrator and his decision as to the Final Closing Date Balance Sheet and Net Book Value shall, in the absence of manifest error, be final and binding on the parties hereto.

                 (d) The Expert shall be instructed, as part of his terms of reference, to invite and consider representations by or on behalf of the parties and to have regard to and be guided by the terms and conditions of this Agreement.

                 (e) The fees and expenses of the Expert shall be divided as to one half to the Sellers and one half to the Purchaser.

                 (f) Within five (5) days of the date that the Preliminary Closing Date Balance Sheet is deemed or is determined by the Expert to be the Final Closing Date Balance Sheet pursuant to Section 8.1(b) or the date that the parties resolve their disagreement with respect to the Preliminary Closing Date Balance Sheet and Net Book Value by amicable resolution:

                          (i)      the Sellers shall pay to the Purchaser (by
way of repayment of the Purchase Price) an amount equal to the amount by which the Net Book Value is less than L593,000; and

                         (ii)     the Purchaser shall pay to RTE (in the manner
specified in Section 3.2(a)(i)) (by way of the balance of the Purchase Price) an amount equal to the amount by which the Net Book Value exceeds L593,000 together in each case with simple interest thereon at the rate of eight percent (8%) per annum from the Closing Date to the date of actual payment on the basis of the actual days elapsed and a 365 day year.

                 All of the payments to be made in accordance with this clause 8.1(f) are to be made without any deduction, set off or counterclaim whatsoever and either by bank wire transfer to the designated account of the recipient or at the option of the recipient by banker's draft drawn on a United Kingdom clearing bank in favour of the recipient or as it may direct in writing.

         8.2 Further Assurance and Assistance. After the Closing Date, the Sellers and the Purchaser shall, from time to time, upon the reasonable request of the other party and without further consideration therefor, execute, acknowledge and deliver in proper form any instrument necessary or reasonably desirable to consummate the transactions contemplated by the Acquisition Agreements.

         8.3 Confidentiality. Other than in connection with any governmental audit or investigation or as required by law, the Sellers shall, and shall cause their agents and representatives and the Shareholders to, hold in confidence and not disclose to any third party or use any confidential information set forth in the Books and Records or any proprietary information they possess with respect to the Business, the Assets or any of the Purchaser's proprietary information without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion.

        The Purchaser agrees that, if the transactions contemplated by this Agreement are not consummated, the Purchaser shall not and shall cause the Purchaser's Accountants, Purchaser's Counsel and Purchaser's employees and agents (collectively with Purchaser, the "Restricted Parties") not to disclose to any third parties nor use for its or their own benefit any information received from the Sellers with respect to any business information of either of the Sellers, including, but not limited to, information concerning that Sellers' trade secrets, customers, manufacturing processes or pricing, and shall return to the Sellers the originals and all copies of any documents, materials, summaries and other information received or derived by the Purchaser hereunder or pursuant hereto provided that nothing herein shall be deemed to prevent the use or disclosure by any Restricted Party of information (a) which is demonstrated to have been known by such Restricted Party independently from the disclosure of such information by or on behalf of either of the Sellers, or (b) which thereafter becomes publicly known or available without disclosure by such Restricted Party, or which is rightfully received by such party from a third party or independently developed, or (c) which is reasonably required in connection with any litigation relating to the Business or Assets or to comply with any government regulation, court order or the disclosure requirements of any stock exchange or other regulatory authority applicable to any Restricted Party.

        8.4     Books and Records and Information.

                (a) Inspection. The Purchaser and the Sellers agree that all Books and Records delivered to the Purchaser by the Sellers pursuant to this Agreement or retained by either of the Sellers shall be open for inspection by representatives of the Purchaser and the Sellers at the inspecting party's expense at any time during regular business hours for a period of six years (unless otherwise provided herein) from the Closing Date and that the inspecting party may during that period, at its expense, make such copies thereof as it may reasonably require.

                (b) Access to Employees. The Purchaser shall use reasonable efforts to afford the Sellers such access to the Employees as the Sellers shall reasonably request for their proper business purposes relating to the Business, including, without limitation, the defence of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all expenses incurred by the Purchaser or the Employees in connection with this Section 8.4(b) shall be paid or promptly reimbursed by the Sellers.

        8.5     Employment of Employees.

                (a) The parties hereby acknowledge that the transaction effected by this Agreement is a transfer of an undertaking or undertakings to which the Regulations apply.

                (b) The contract of employment of each of the Employees shall be transferred to the Purchaser in accordance with the Regulations with effect from the Closing Date.

                (c) The Sellers shall be jointly and severally liable for and shall indemnify the Purchaser in respect of all or any redundancy payments, unfair dismissal or other compensation (whether statutory or contractual), salaries, wages, pensions, commissions, remuneration, national insurance contributions, damages, costs, claims, PAYE, tax deductions or expenses which may be incurred by the Purchaser as a result of:

                        (i) anything done or omitted to be done on or before the Closing Date by or in relation to either of the Sellers in respect of the Employees or any of their contracts of employment;

                        (ii) any persons other than the Employees being employees of either of the Sellers engaged in the Business in such a way that their employments transfer to the Purchaser pursuant to or by virtue of the Regulations;

                        (iii) the particulars of employment of the Employees set forth on Schedule 1.19 being in any material respect inaccurate or incorrect; and

                        (iv) the termination by the Purchaser after the Closing Date of any contract of employment or contract for services between the Purchaser and Roy Powers (other than contractual damages for breach thereof or any redundancy or equipment payment which may become payable by the Purchaser upon such termination).

        8.6     Name-exchange.  The Sellers shall at Closing procure:

                (a) That a resolution be passed by each Seller changing its name from Royce Thompson Electric Limited or as the case may be Grebe Plastics Limited to a new name which is not likely to cause confusion with either such name and is not phonetically similar thereto, and that such resolutions shall forthwith be submitted to the Registrar of Companies together with the appropriate fees; and

                (b) That such names or any similar phrases shall no longer be used by either of the Sellers or any other member of the Sellers' Group or the Shareholders or any person connected with them (within the meaning of Section 839 of the Income and Corporation Taxes Act 1988) as corporate, business or trading names.

        8.7     Restrictions.

        None of the provisions of this Agreement or of any document referred to in this Agreement or of any arrangement of which this Agreement forms part which are relevant restrictions as defined by the Restrictive Trade Practices Act 1976 shall come into effect until the day following the day on which full particulars of this Agreement and such other documents or arrangements have been furnished to the Office of Fair Trading in accordance with the said Act.

        8.8     Contracts.

        The Contracts shall be dealt with as follows:

                (a) All Contracts which can be assigned by either of the Sellers without the consent of any third party shall be assigned to the Purchaser with effect from the Closing Date;

                (b) Each Seller will at the Purchaser's request and cost give to the Purchaser all reasonable assistance to enable the Purchaser to enforce the Contracts;

                (c) The Sellers and the Purchaser shall each use their reasonable endeavours to obtain all necessary consents for the assignment or novation of each of the Contracts; and

                (d) As from the Closing Date in any case where such consent is refused or otherwise not obtained and until such consent is obtained (or where any of the Contracts are incapable of transfer by assignment or by other means to the Purchaser):

                        (i) each of the Sellers shall hold the Contracts and any monies, goods or other benefits received or receivable thereunder as agent of and trustee for the Purchaser and shall forthwith upon receipt of any such monies, goods or other benefits account for and pay or deliver the same to the Purchaser without any deduction, set off or withholding whatsoever (the profits and losses arising from such Contracts belonging to and being borne by the Purchaser as from the Closing Date); and

                        (ii) the Purchaser shall perform such Contracts in accordance with their terms and conditions as sub-contractor to the Sellers provided that sub-contracting is permissible under the terms of the Contract in question and, where sub-contracting is not permissible, the Purchaser shall perform the Contracts in accordance with their terms and conditions as agent for the Sellers.

        8.9     Property Repairs.

        Immediately after the Closing Date, the Purchaser will arrange for the Property Repairs to be carried out by a reputable firm of property repairers or builders selected by the Purchaser. The Purchaser shall also instruct Messrs. James & Lister Lea, Chartered Surveyors, to oversee and manage the repair work and shall ensure that such works are carried out to such a standard as shall be reasonably acceptable to the Purchaser and the Sellers. If the cost of the Property Repairs (which shall include all costs and expenses of supervision) shall be less than L50,000 the balance of the said sum of L50,000 shall be paid forthwith to RTE by way of addition to the Purchase Price.

        8.10    The Scheme.

        The provisions of Exhibits N and P shall apply in relation to the Scheme.


                                  ARTICLE IX

                               INDEMNIFICATION

        9.1 Indemnification by Purchaser. The Purchaser agrees to indemnify and hold harmless each Seller from and against all liability, obligation, claim, loss, cost, damage and expense, including reasonable solicitors' and attorneys' fees and accountants' fees incurred in prosecuting or defending any claim for any such liability, obligation, claim, loss, cost, damage or expense (collectively, "Sellers' Losses") arising out of or resulting from:

                (a)     Any Assumed Liabilities;

                (b) Any loss, damage, claim or liability incurred by either of the Sellers arising from the operation of the Business after the Closing Date; or

                (c)     Any Environmental Liability of the Purchaser.

        9.2 Indemnification by the Sellers. The Sellers shall jointly and severally indemnify and hold harmless the Purchaser (and in the case of Section 9.2(e) for itself and as agent and trustee for the trustee(s) of the Scheme) from and against all liabilities, obligations, claims, losses, costs, damages and expenses, including reasonable solicitors' and attorneys' fees and accountants' fees incurred in prosecuting or defending any claim for any such liabilities, obligations, claims, losses, costs, damages or expenses (collectively, "Purchaser's Losses") arising out of or resulting from:

                (a) The untruth or inaccuracy of any representation or breach of warranty by either of the Sellers contained in any Acquisition Agreement (but excluding any such misrepresentation or breach of warranty which the Purchaser expressly waived in writing under Section 5.1 on or before the Closing Date);

                (b) Any Excluded Liabilities, the nonfulfillment of any covenant or agreement relating to an Excluded Liability, Section 9.2(d) or
Section 8.5;

                (c) The nonfulfillment of any covenant or agreement by either of the Sellers contained in any Acquisition Agreement (other than one of the type described in sub-paragraph 9.2(b) above);

                (d)     (i)     The Scheme being required as a consequence of
any legal ruling or legislation to provide benefits in respect of part of pensionable service on or prior to the Closing Date on an equalised basis such that members of one sex have the right to retire and receive benefits on the same terms as members of the other sex;

                        (ii) The Scheme being required as a consequence of any current legislation to provide increases in pensions in payment in respect of the whole or a part of pensionable service on or prior to the Closing Date; or

                        (iii) Either of the Sellers being liable for any deficiency under the Scheme pursuant to section 144 Pension Schemes Act 1993,

and if there is any difference or disagreement in relation to this Section 9.2(e) the matter shall be referred to an independent actuary to be nominated jointly by the Sellers and the Purchaser or, failing such nomination, to be nominated by the President for the time being of the Institute of Actuaries at the instance of the party first applying to him. Any independent actuary so appointed shall act as an expert and not as an arbitrator, his decision shall be final and binding and his costs shall be borne equally between the Sellers and the Purchaser.

        9.3     Procedure for Indemnification.

                (a) If either of the Sellers or the Purchaser shall claim indemnification hereunder arising from any claim or demand of a third party ("a Third Party Claim"), the party seeking indemnification (the "indemnitee") shall promptly notify the party from whom indemnification is sought (the
"indemnitor") in
writing of the basis for such claim or demand, setting forth the nature and amount of such claim or demand in reasonable detail. The indemnitor shall have the right to compromise or, if appropriate, defend at its own cost and through counsel or solicitors of its own choosing, any Third Party Claim. Subject only to Section 9.4(a), the failure of the indemnitee to so notify the indemnitor promptly shall not relieve the indemnitor of any indemnification obligation hereunder unless the indemnitor shall have been materially prejudiced thereby. In the event the indemnitor undertakes to settle, compromise or defend any Third Party Claim, it shall promptly notify the indemnitee in writing of its intention to do so and shall give the indemnitee such security for its costs and expenses in that regard as the indemnitee reasonably may request. The indemnitee shall fully cooperate with the indemnitor and its counsel and solicitors in the defence, settlement or compromise of such Third Party Claim, provided that all reasonable out-of-pocket expenses incurred by the indemnitee shall be paid by the indemnitor. After the assumption of the defence by the indemnitor, the indemnitor shall not, save as aforesaid, be liable for any legal or other expenses subsequently incurred by the indemnitee in connection with such defence, other than reasonable costs of investigation, but the indemnitee may participate in such defence at its own expense. If the indemnitor fails or refuses to undertake such defence within thirty (30) days after receiving notice that a Third Party Claim has been made, or if the indemnitor abandons or fails to prosecute such defence such that the indemnitee reasonably believes that its interests are being adversely affected thereby, the indemnitee shall have the right to assume and control the defence of such Third Party Claim in such manner as it deems appropriate, at the sole cost and expense of the indemnitor. No settlement of a Third Party Claim defended by the indemnitee shall be made without the written consent of the indemnitor (which shall not be unreasonably withheld or delayed). The indemnitor shall not, except with the written consent of the indemnitee, consent to the entry of a judgment or settlement of any

Third Party Claim which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the indemnitee of an unconditional release from all liability in respect of such Third Party Claim.

                 (b) If either of the Sellers or the Purchaser shall claim indemnification hereunder for any claim other than a Third Party Claim, the indemnitee shall promptly notify the indemnitor in writing of the basis for such claim, setting forth the nature and amount of the claim in reasonable detail and, after Determination of that claim, payment shall be made by the indemnitor.

                 (c) In place of any statutory or other interest otherwise payable, interest shall accrue on the unpaid amount of all indemnification obligations hereunder at the rate of eight (8)% per annum (based on the actual number of days elapsed and a 365 day year) from the date the claim for indemnification was first made until paid in full.

         9.4 Limitation of Liability. Except where there has been fraud or wilful non-disclosure on the part of either of the Sellers, the following limitations shall apply to claims in respect of loss (in this Section 9.4 called individually "Loss" and collectively "Losses") arising out of or resulting from the provisions of Sections 9.2(a) and (c) (but not further or otherwise):

                  (a) Subject as hereinafter provided, no claim for indemnification in respect of Losses shall be capable of being made by the Purchaser unless written particulars giving the basis of such claim and details of the specific matters in respect of which such claim is made shall have been given to either of the Sellers not later than the first anniversary of the Closing Date Provided that this Section shall not apply to any claim arising from breach of the representations and warranties set out in Section 4.29 (VAT and PAYE);

                 (b) No single claim for indemnification in respect of Losses shall be capable of being made by the Purchaser unless the amount of the Losses with respect to such claim exceeds L1,000;

                 (c) No indemnification shall be required to be made in respect of any Loss by the Purchaser until the aggregate amount of its Losses exceeds an amount equal to L10,000 and then only to the extent of the excess of such aggregate amount Provided always that this Section shall not apply to any claim arising from breach of the representations and warranties contained in
Section 4.29 (VAT and PAYE);

                 (d) The maximum aggregate liability of the Sellers to the Purchaser for indemnification in respect of Losses (including interest and costs) shall not exceed L475,000 Provided always that:

                          (i)     this Section shall not apply to any claim
arising from breach of the representation and warranties contained in Section
4.29 (VAT and PAYE); and

                          (ii)    the Sellers' liability for Losses shall be
paid first from the Retention Fund pursuant to section 9.5;

                 (e) The liability of the Sellers to the Purchaser for indemnification in respect of Losses shall be reduced to the extent that the matters complained of have been adequately compensated for by a third party at no cost to the Purchaser;

                 (f) The Sellers shall not be liable for any claim for indemnification in respect of Losses to the extent that the claim would not have arisen but for a voluntary act or omission (which could have been avoided) entered into by the Purchaser after Closing otherwise than in the ordinary course of business and which the Purchaser ought reasonably to have been aware could give rise to a claim for indemnification;

                 (g) Neither of the Sellers shall have any liability to the Purchaser in respect of any breach of the representations and warranties contained in Section 4.20; and

                 (h) If after either of the Sellers shall have made a payment to the Purchaser pursuant to a claim for indemnification, the Purchaser shall recover from a third party all or any of the sum paid, the amount so recovered (less all costs, charges and expenses incurred by the Purchaser in obtaining that recovery) not exceeding the sum paid by the Seller (or either of them) to the Purchaser, shall forthwith be repaid to the Sellers.


         9.5     Retention Fund.

                 (a) The Retention Fund shall be retained in the Joint Account until the first anniversary of the Closing Date ("the Release Date") and unless there have been made by the Purchaser and served on either of the Sellers on or before the Release Date any claim or claims for indemnification pursuant to the foregoing provisions of this Section 9, the Retention Fund shall within 5 working days after the Release Date be paid to the Sellers in the same manner as is provided in Section 8.1(h).

                 (b) If a Determination is made or occurs before the Release Date in respect of any claim by the Purchaser for indemnification pursuant to this Section 9, the amount of that claim as so determined shall, within 5 working days after the date of that Determination, be deducted from the Retention Fund and paid to the Purchaser in or towards settlement of that claim.

                 (c)      If any claim or claims for indemnification under
Section 9 have been made by the Purchaser and have been served on either of the Sellers but have not been the subject of a Determination on or before the Release Date, the balance of the Retention Fund remaining in the Joint Account at that time shall be retained in that Account and shall be applied in or toward the settlement of those claims in the manner referred to in Section 9.5(b) (mutatis mutandis). Within 5 working days after the last of such Determinations, any balance of the Retention Fund remaining after such payments have been made to the Purchaser, shall be paid to the Sellers and the Joint Account shall thereupon be closed (all such payments being made in the same manner as provided in Section 8.1(b)).

                 (d) The Solicitors are hereby irrevocably instructed to arrange and make all such payments as are required to be made from the Retention Fund pursuant to this Section 9 and when arranging for the investment from time to time of the Retention Fund to do so in accordance with the parties' stated wishes.

                 (e) Interest comprised within the Retention Fund shall in any event accrue to the Sellers and not to the Purchaser, and shall be distributed to them or any one of them as they direct at three-monthly intervals or otherwise as they or any one of them may direct.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

                 (a) mutual written consent of the Purchaser and the Sellers; or

                 (b) written notice by the Purchaser if there has been a material misrepresentation or breach on the part of either of the Sellers of any of the representations and warranties, covenants or obligations set forth in this Agreement.

         10.2 Liability on Termination. In the event of termination of this Agreement as provided in Section 10.1, none of the parties hereto shall have any liability hereunder of any nature whatsoever to the other (save for antecedent breach).

         10.3 Expenses. Except as otherwise specifically provided herein, each party shall pay its own expenses, including fees of solicitors, counsel and accountants incurred in connection with the Acquisition Agreements and the transactions contemplated hereby and thereby.

         10.4 Survival. All representations, warranties, covenants and agreements made in this Agreement and any other Acquisition Agreement or in any statement, deed, certificate, instrument or other document delivered pursuant hereto or thereto or otherwise in connection herewith or therewith shall survive the Closing.

         10.5 Public Announcements. From and after the date hereof, except as the Purchaser and the Sellers may otherwise agree, neither the Purchaser nor the Sellers nor any Shareholder shall make any release of information regarding matters relating to the transactions contemplated by the Acquisition Agreements except (i) that the Purchaser and the Sellers may each continue such communications with their respective employees, customers, licensed, suppliers, lenders and lessors as may be necessary or appropriate and not inconsistent with the best interests of the other parties for the prompt consummation of the transactions contemplated by this Agreement or (ii) as required by law, or by the disclosure requirements of any stock exchange or other regulatory authority applicable to any of the parties provided that the Purchaser and the Sellers shall use their best efforts to consult with each other prior to making a public announcement regarding matters relating to the transactions contemplated by the Acquisition Agreements.

         10.6 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given (i) upon receipt if delivered in person or by facsimile transmission if confirmed by a satisfactory facsimile transmission report, or
(ii) one business day after notice is sent by reputable overnight courier, or
(iii) three days after such notice is mailed by certified or registered mail, return receipt requested, postage pre-paid, and addressed as follows:

(i)              if to the Purchaser:

                 Pacific Scientific Hiac-Royco Limited/Royce Thompson Limited Seven Centre
                 Bourne End
                 Buckinghamshire SL8 5YS
                 Telephone No. 0628 810252
                 Facsimile No. 0628 810124

with copies to:

                 Pacific Scientific Company
                 620 Newport Centre Drive,
                 Suite 700
                 Newport Beach, California 92658
                 Attention: Mr. Richard V. Plat,
                                Executive Vice President
                 Telephone No. (714) 720-1714
                 Facsimile No. (714) 720-1083

and

                 Stephen J. Braithwaite Esq.
                 Wragge & Co
                 55 Colmore Row
                 Birmingham B3 2AS, England
                 Telephone No. 021-233-1000
                 Facsimile No. 021-214-1099

(ii) if to a Seller: to its registered office from time to time or to

                 C.R. Balch
                 24 Temple Road
                 Dorridge
                 Solihull
                 West Midlands B93 8LF
                 Telephone No. 0564 773031
                 Facsimile No. OS64 773031

or to:

                 John G. Silk Esq.
                 Silks
                 Barclays Bank Chamber's
                 27 Birmingham Street Oldbury
                 Warley
                 West Midlands B19 4BZ
                 Telephone No. 021 511 2233
                 Facsimile No. 021 552 6322

(each of whom are hereby authorised to receive and accept service of any such notice or communication on behalf of each of the Sellers)

or such other addresses or telephone or facsimile numbers as may be specified by a party hereto pursuant to notice given by such party in accordance with the provisions of this Section 10.6.

         10.7 Benefit of the Agreement. This Agreement shall be binding upon the parties hereto and their respective personal representatives, successors and permitted assigns and shall ensure to the benefit of the parties hereto and their personal representatives, permitted successors and permitted assigns.

         10.8 Headings. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof and shall not be deemed to limit, characterise or in any way affect the provisions of this Agreement.

         10.9 Entire Agreement. The Acquisition Agreements contain the entire agreement and understanding of the parties with respect to the subject matter thereof, supersede all prior agreements of the parties relating to the subject matter thereof, including without limitation that certain letter of intent dated January 18, 1994 among the parties, as amended, and no other representations, promises, agreements or understandings regarding the subject matter thereof shall be of any force or effect unless in writing, executed by the party to be bound and dated on or subsequent to the date hereof. To avoid doubt, the Purchaser acknowledges that no representations or warranties (express or implied) are given by the Sellers in relation to the Assets or the Business other than those expressly set out in this Agreement.

         10.10 Number. Wherever from the context it appears appropriate, each item stated in either the singular or plural herein shall be deemed to include the other without otherwise changing the meaning thereof and references to any gender shall include all genders.

         10.11 Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof and signed by the parties intended to be bound. No waiver of any breach, term or condition of this Agreement by any of the parties shall constitute a subsequent waiver of the same or any other breach, term or condition.

         10.12 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties.

         10.13 Separable Provisions. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect.

         10.14 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.15 Recitals, Schedules and Exhibits. The recitals to this Agreement, the Schedules and Exhibits are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

         10.16 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto and their respective successors and permitted assigns or personal representatives, any interest in, or any rights or remedies under or by reason of, this Agreement.

         10.17 References to Statutes. Any references to any provision of any Act of Parliament or of any subordinate legislation made pursuant to any Act of Parliament shall be deemed to be references to such Act of Parliament or subordinate legislation as amended, modified or re-enacted (whether before or after the date hereof) and any references to any provision of any such Act or legislation shall also include any provision of which it is a re-enactment (whether with or without modification) and any provision in repealed enactments.

         10.18 Parties' rights. The rights and remedies of the parties under this Agreement shall be in addition to any rights and remedies they may have in general law and (subject always to the provisions of Section 9.4(a)) shall not be diminished or extinguished by the granting of any indulgence, forbearance or extension of time by them nor by the failure of or delay by them in asserting any such rights or remedies.

         10.19 Interpretation. References in this Agreement to an English term, concept or thing shall, in reference to a jurisdiction other than England, be deemed to include a reference to the nearest equivalent term, concept or thing existing in that jurisdiction.

         10.20 Governing law. This Agreement shall be governed by and construed in all respects in accordance with English law and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the High Court of Justice in England.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as a deed by their respective duly authorised representatives on the date first above written.


EXECUTED as a Deed by
ROYCE THOMPSON ELECTRIC LIMITED
acting by

/s/ C. R. BALCH
    Director                           Director/Secretary



EXECUTED as a Deed by
GREBE PLASTICS LIMITED
acting by

/s/ C. R. BALCH
    Director                           Director/Secretary



EXECUTED as a Deed by
PACIFIC SCIENTIFIC HIAC-ROYCO LIMITED
acting by

/s/ RICHARD V. PLAT
    Director                           Director/Secretary